Exhibit 99.1

        PAYLESS SHOESOURCE REPORTS AUGUST SAME-STORE SALES INCREASED 6.1%

    TOPEKA, Kan., Sept. 1 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 6.1 percent during the August reporting period, the four weeks ended August 27, 2005. All data in this press release relate to continuing operations.

    Company sales totaled $218.8 million, a 3.9 percent increase from $210.5 million during fiscal August of last year.

    Sales were as follows (unaudited):

                     AUGUST SALES* (DOLLARS IN MILLIONS)

                                     Percent      Same-Store Sales***
Fiscal                   Fiscal      Increase/          Percent
2005**                   2004**     (Decrease)    Increase/(Decrease)
-------------------    ---------    ----------    -------------------
$ 218.8                 $ 210.5        3.9%               6.1%

                  YEAR-TO-DATE SALES* (DOLLARS IN BILLIONS)

                                      Percent     Same-Store Sales***
Fiscal                   Fiscal      Increase/          Percent
2005**                   2004**     (Decrease)    Increase/(Decrease)
-------------------    ---------    ----------    -------------------
$ 1.61                  $  1.60        0.6%               2.6%

    * Sales from continuing operations.

    ** The fiscal year for operations in the company's Latin American region and Japan is based on a December 31 year-end. Operations in the company's Latin American region (178 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

    *** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.

    "We were pleased with our August sales results, which reflected positive consumer response to our Back-to-School offerings during the month," said Matt Rubel, Chief Executive Officer and President. "Looking forward, we are focused on achieving low single-digit positive same-store sales growth, through more consistent execution of our strategy throughout the Payless organization: building stronger emotional connections with the consumer through enticing product, powerful brand communications and a compelling point of sale experience."

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    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of fiscal August 2005, the Company operated a total of 4,627 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the Form 10-Q for the period ending April 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding August 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             09/01/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /